Priceline.com Reports Record Fourth Quarter Financial Results

 . . . 4TH QUARTER REVENUE OF $169.2 MILLION IS UP 791% OVER 4TH QUARTER 1998

 . . . NET LOSS PER SHARE EXCLUDING CERTAIN ITEMS IS $0.06 IN 4TH QUARTER
       1999, COMPARED TO $0.14 IN 4Q 1998 AND $0.08 IN 3Q 1999

 . . . PRICELINE.COM ADDS ALMOST 1 MILLION NEW CUSTOMERS IN 4TH QUARTER,
       BRINGING ITS TOTAL CUSTOMER BASE TO NEARLY 4 MILLION

 . . . 4TH QUARTER GROSS MARGIN OF 14.2% IS HIGHEST EVER FOR PRICELINE.COM

 . . . COMPANY ALSO REPORTS FULL-YEAR 1999 REVENUE OF NEARLY HALF A BILLION
       DOLLARS

 . . . COMPANY SETS 2000 REVENUE TARGET OF $1 BILLION

      NORWALK, Conn., January 27, 2000 . . . Priceline.com (Nasdaq: PCLN), the Internet pricing system that enables consumers to save money by naming their own prices for travel, automotive and home finance products, today reported record 4th quarter financial results and said that, based on early 1st quarter performance, it had established a target of $1 billion in revenue in 2000. The Company also reported that it added nearly 1 million new unique customers in the quarter and reduced its net loss per share excluding certain items to $0.06, or 2 cents per share better than the First Call consensus of analyst estimates and less than half the $0.14 per share loss priceline.com reported in the 4th quarter of 1998.

 Priceline.com reported revenue of $169.2 million for the fourth quarter ended December 31, 1999, a 791% increase over revenue of $19.0 million for the fourth quarter ended December 31, 1998. Gross margin for the 4th quarter was 14.2%, the highest ever for priceline.com. Gross profit for the fourth quarter of 1999 was $24.1 million, a 952% increase over gross profit of $2.3 million for the fourth quarter ended December 31, 1998. Gross profit and gross margin percentages for both periods exclude non-cash supplier warrant charges.

 Operating loss in the fourth quarter of 1999 was $12.7 million, compared to an operating loss of $12.9 million in the fourth quarter of 1998. Net loss in the fourth quarter of 1999 was $10.0 million, or $0.06 per share compared to a net loss in the fourth quarter of 1998 of $12.7 million, or $0.14 per share. Operating loss and net loss results for both periods exclude certain items as described in the footnotes to the table below.


                         QUARTER ENDED                QUARTER ENDED
                       DECEMBER 31, 1999(1)        DECEMBER 31, 1998(2)
                       --------------------        --------------------

 REVENUE                $ 169.2 million             $  19.0 million
 GROSS PROFIT           $  24.1 million             $   2.3 million
 OPERATING LOSS         $ (12.7) million            $ (12.9) million
 NET LOSS               $ (10.0) million            $ (12.7) million


 (1) Excludes a non-cash charge of $910.4 million of net warrant costs related to the issuance of warrants to certain of priceline's airline partners (net of income from the receipt of a warrant to purchase shares in the Priceline WebHouse Club), a non-cash charge of $380,759 for supplier warrant charges, $264,744 in option payroll taxes resulting from the exercise of non-qualified employee stock options, and the write-off of $380,609 in deferred financing costs.

 (2) Excludes the effect of a non-cash charge of $61.0 million for the issuance of warrants to certain of priceline.com's airline partners and a $2.2 million charge for the accretion of preferred stock.


 Priceline.com also reported strong results for 1999, its first full year of operation. Revenue for the full year 1999 was $482.4 million, with $59.4 million in gross profit and a net loss of $52.5 million or $0.39 per share. That compares to 1998 results of $35.2 million in revenue, $1.7 million in gross profit and a net loss of $44.4 million or $0.55 per share. Gross profit and net loss results exclude non-cash net warrant costs, supplier warrant charges, option payroll taxes, and the write-off of deferred financing costs in 1999 and exclude non-cash net warrant costs, supplier warrant charges, stock based compensation expense and accretion of preferred stock in 1998. Including such items, reported net loss for the fourth quarter and full-year 1999 were $921.5 million and $1.1 billion respectively, and $75.9 million and $114.4 million for the fourth quarter and full- year 1998 respectively.

 "Priceline.com had a strong year and a particularly strong fourth quarter as we continued to deliver on our commitment to steadily reduce our operating losses and improve our operating margins on our way to profitability," said Richard S. Braddock, priceline.com's chairman and CEO. "This was a landmark quarter for priceline.com in terms of adding customers, increasing sales and margins, bringing on board new industry leading suppliers and partners and introducing new product initiatives."

 Braddock continued, "Based on our performance so far this year, we are now comfortable that our revenues will increase sequentially from the fourth quarter of 1999 to the first quarter of 2000 at a rate of at least 30%. More importantly, we have established a target of $1 billion of revenue for the year 2000, which is more than double our revenue in 1999."

      Business Highlights

 During the 4th quarter, priceline.com added a record 982,000 unique customers (including the 80,000 unique customers who joined the Priceline WebHouse Club, a priceline.com licensee, in the 4th quarter). In total, priceline.com had 3.8 million unique customers at the end of the fourth quarter. Nearly half became customers in the last 6 months.

 During the fourth quarter, priceline.com continued to build a broad, horizontal e-commerce business and made substantial strides in solidifying and expanding its offerings into new vertical markets, as well as announcing several new Name-Your-Own-Price initiatives.

 In November, priceline.com announced that American Airlines, United Airlines and US Airways would join priceline.com's airline service. Today, all 8 major full-service U.S. airlines participate in priceline.com, as well as over 20 international carriers. Priceline.com believes that it now accounts for over 3% of all of the leisure airline tickets sold in the U.S.

 Priceline.com also announced during the fourth quarter a co-marketing agreement with Travelocity.com and Preview Travel. As part of the alliance with Travelocity.com and Preview Travel, all three Web sites will offer customers the ability to either name their own price through priceline.com, or purchase published-fare tickets through Travelocity.com and Preview Travel. The three companies will share a total customer base estimated at more than 20 million.

 Priceline.com Auto Services, LLC, expanded in the fourth quarter to cover 26 states. The Company also launched a market trial with Ford Motor Company in Florida where Ford customers can name their price for a new car and get that car from a local Ford dealership. As a result of these initiatives, priceline.com doubled the number of cars sold in the fourth quarter, compared to third quarter 1999.

      Vertical Market Expansion

 Priceline.com announced plans in the fourth quarter to enter two new vertical markets. The Company said it would offer a Name Your Own Price service for rental cars in the first half of 2000, and that Budget Rent A Car and National Car Rental would be the first two companies to participate in the program.

 Long-distance calling is another service priceline.com said it would offer in 2000. The Company named Net2Phone as its first supplier for the new service that will allow customers to name their own price for individual calls or blocks of international and domestic calling time.

 As part of that marketing agreement, Net2Phone will pay priceline.com $18 million over three years in fees for being featured as priceline.com's premier service provider of long distance services. In addition to the consumer market, priceline.com said that this service would be attractive to small businesses that normally cannot negotiate deep discounts for their domestic and international calls.

 Also in the fourth quarter, priceline.com licensed its business model to Priceline WebHouse Club, a company that offers retail goods, beginning with groceries, on a Name Your Own Price basis. The service, which launched in November, has attracted over 125,000 customers in the New York area (or approximately 2% of all households) in its first 10 weeks of operation. To date, the service has sold more than 4 million grocery items. In return for the WebHouse Club license, priceline.com has received warrants allowing it to take a majority equity stake in the WebHouse Club
 under certain conditions.   The financial results of Priceline WebHouse
 Club will not be included in priceline.com's financial statements unless those warrants are exercised.

      International Expansion

 During the fourth quarter, priceline.com continued discussions with potential alliance partners to expand its services internationally. Yesterday, priceline.com announced the first in a series of international expansion initiatives. The Company announced an alliance with Hutchison-Whampoa, one of Asia's largest companies with an extensive Internet presence, to create a new company to introduce priceline.com's buyer-driven business model to China and Hong Kong, Singapore, Taiwan, India, Indonesia, Malaysia, the Philippines, India and Vietnam.

 ABOUT PRICELINE.COM

 Priceline.com is the patented Internet pricing system that enables consumers to achieve significant savings by naming their own price for goods and services. Priceline.com takes consumer offers and then presents them to sellers who can fill as much of that guaranteed demand as they wish at price points determined by buyers.

 Priceline.com's "virtual" business model allows for rapid scaling using the Internet. Because the Company electronically collects consumer demand, it can fill this demand directly with sellers or by using proprietary databases. Priceline.com does not maintain or warehouse inventories in any of its product lines. Priceline.com is currently selling multiple services to its sellers across three distinct product categories: a travel service that offers leisure airline tickets, hotel rooms and rental cars, a personal finance service that offers home mortgages, refinancing and home equity loans, and an automotive service that offers new cars. Recently, priceline.com announced that it would also offer new services for long-distance telephone calling and credit cards.

                                   # # #

 For investor relations, contact:
 Raya Papp at priceline.com  203-299-8160 (investorrelations@priceline.com)

 For press information, contact:
 Brian Ek at priceline.com  203-299-8167 (brian.ek@priceline.com)
 Mike Darcy at priceline.com  203-299-8168 (mike.darcy@priceline.com)

 This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, "may," "will," "believes," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential," and "forecast," reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.

 These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.



                                PRICELINE.COM INCORPORATED
                            CONDENSED STATEMENTS OF OPERATIONS
                                        (UNAUDITED)

                               THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                          DECEMBER 31,     DECEMBER 31,         DECEMBER 31,    DECEMBER 31,
                              1998            1999                 1998           1999
                          ------------     ------------         ------------    ------------


      Revenues            $ 18,993,127     $ 169,213,345        $ 35,236,860     $ 482,409,988
      Cost of Revenues:
        Product costs       16,701,948       145,104,504          33,495,745       423,056,185
        Supplier warrant
          costs              3,029,014           380,759           3,029,014         1,523,036
                           ------------     ------------        ------------     -------------

      Total cost of
        revenues            19,730,962       145,485,263          36,524,759       424,579,221

      Gross profit (loss)     (737,835)       23,728,082          (1,287,899)       57,830,767
                           ------------      -----------        -------------     ------------

      Expenses:
        Warrant costs,
         net, including
         $189,000,000
         of warrant
         income in the
         three and
         twelve months
         ended December 31,
         1999               57,978,678       910,442,774          57,978,678       998,831,785
       Sales and marketing   8,462,960        23,238,316          24,388,061        79,576,556
       General and
        administrative,
        including
        $264,744 and
        $1,811,610 of
        option payroll
        taxes in the
        three and twelve
        months ended
        December 31,
        1999, respectively   3,805,924        10,103,261          18,004,585        27,609,408
       Systems and business
        development          2,962,666         3,777,513          11,131,650        14,023,168
                           -----------       -----------         -----------     -------------

          Total expenses    73,210,228       947,561,864         111,502,974     1,120,040,917
                           -----------       -----------         -----------     -------------

      Operating loss       (73,948,063)     (923,833,782)       (112,790,873)   (1,062,210,150)

      Other expense              --             (380,609)              --             (380,609)
      Interest income, net     244,115         2,757,472             548,374         7,501,225
                           -----------       ------------        ------------    -------------
          Total other
           income/expense,
           net                 244,115         2,376,863             548,374         7,120,616

      Net loss             (73,703,948)     (921,456,919)       (112,242,499)   (1,055,089,534)
      Accretion on
        preferred stock     (2,183,424)            -              (2,183,424)       (8,353,973)
                         --------------    --------------      --------------  ----------------

      Net loss applicable
        to common
        shareholders     $ (75,887,372)    $(921,456,919)      $(114,425,923)  $(1,063,443,507)
                         ==============    ==============      ==============  ================

      Basic and diluted
       loss per common
       share             $       (0.81)    $       (5.91)      $       (1.41)  $         (7.90)
                         ==============    ==============      ==============  ================

      Weighted average
       common shares
       outstanding          93,167,679       156,031,746          81,231,425       134,621,746



                                     PRICELINE.COM INCORPORATED
                                      CONDENSED BALANCE SHEETS
                                            (UNAUDITED)

                                                              DECEMBER 31,         DECEMBER 31,
  ASSETS                                                         1998                 1999
                                                              ------------         ------------

  CURRENT ASSETS:
       Cash and cash equivalents                            $    53,593,026       $     133,171,813
       Short term investments                                        -                   38,771,417
       Accounts receivable, net of allowance for
         uncollectible accounts of $290,823
         and $1,960,680 at December 31, 1998
         and December 31, 1999, respectively                      4,176,980              21,288,946
       Related party receivable                                      -                      507,770
       Prepaid expenses and other current assets                  2,433,542              17,999,123
                                                             --------------        ----------------

            Total current assets                                 60,203,548             211,739,069

  PROPERTY AND EQUIPMENT - net                                    5,926,877              28,006,478

  WARRANTS TO PURCHASE COMMON STOCK OF
      WEBHOUSE CLUB, INC.                                            -                  189,000,000
  OTHER ASSETS                                                      442,060              13,140,742
                                                            ---------------       -----------------

       TOTAL ASSETS                                         $    66,572,485       $     441,886,289
                                                            ===============       =================

  LIABILITIES AND STOCKHOLDERS' EQUITY

  CURRENT LIABILITIES:
       Accounts payable                                     $     5,268,430       $      24,302,434
       Related party payable                                         32,447                       -
       Accrued expenses                                           4,258,641              13,695,269
       Other current liabilities                                    722,030               1,252,956
                                                            ---------------        ----------------

            Total current liabilities                            10,281,548              39,250,659

  LONG-TERM DEBT - net                                              989,018                       -

  CAPITAL LEASE OBLIGATIONS                                          26,074                       -
                                                            ---------------        ----------------

            Total liabilities                                    11,296,640              39,250,659

 COMMITMENTS AND CONTINGENCIES

  STOCKHOLDERS' EQUITY
       Preferred stock                                              311,262                       -
       Common stock                                                 745,802               1,310,937
       Additional paid-in capital                               171,158,186           1,581,707,605
       Accumulated deficit                                     (116,939,405)         (1,180,382,912)
                                                            ----------------       -----------------
            Total stockholders' equity                           55,275,845             402,635,630
                                                            ----------------       -----------------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $    66,572,485        $    441,886,289
                                                            ===============        ================
